Exhibit 99.4

ACCO Brands Corporation

Supplemental Business Segment Information

(Unaudited)

(In millions of dollars)

	2008					2007					Changes
	Net Sales	Reported OI	Excluded Charges	Adjusted OI	Adjusted OI Margin	Adjusted Net Sales(A)	Reported OI	Excluded Charges	Adjusted OI	Adjusted OI Margin	Sales $	Sales %	Adjusted OI $	Adjusted OI %	Margin Points
Q1:
ACCO Brands Americas	$200.4	$(0.4)	$4.3	$3.9	1.9%	$226.6	$10.9	$5.4	$16.3	7.2%	$(26.2)	(12)%	$(12.4)	(76)%	(530)
ACCO Brands International	151.6	10.3	5.7	16.0	10.6%	146.3	4.4	2.8	7.2	4.9%	5.3	4%	8.8	122%	570
Computer Products	48.0	6.5	1.2	7.7	16.0%	49.6	5.6	1.0	6.6	13.3%	(1.6)	(3)%	1.1	17%	270
Corporate	—	(6.0)	—	(6.0)		—	(8.3)	—	(8.3)		—		2.3
Total	$400.0	$10.4	$11.2	$21.6	5.4%	$422.5	$12.6	$9.2	$21.8	5.2%	$(22.5)	(5)%	$(0.2)	(1)%	20

Q2:
ACCO Brands Americas	$211.9	$(2.0)	$12.0	$10.0	4.7%	$247.6	$14.3	$5.5	$19.8	8.0%	$(35.7)	(14)%	$(9.8)	(49)%	(330)
ACCO Brands International	147.3	10.3	2.7	13.0	8.8%	138.1	4.1	4.1	8.2	5.9%	9.2	7%	4.8	59%	290
Computer Products	54.8	10.4	0.4	10.8	19.7%	53.3	9.9	1.2	11.1	20.8%	1.5	3%	(0.3)	(3)%	(110)
Corporate	—	(6.7)	—	(6.7)		—	(7.6)	0.3	(7.3)		—		0.6
Total	$414.0	$12.0	$15.1	$27.1	6.5%	$439.0	$20.7	$11.1	$31.8	7.2%	$(25.0)	(6)%	$(4.7)	(15)%	(70)

Q3:
ACCO Brands Americas	$222.7	$7.0	$10.3	$17.3	7.8%	$265.6	$21.5	$6.0	$27.5	10.4%	$(42.9)	(16)%	$(10.2)	(37)%	(260)
ACCO Brands International	132.1	5.1	6.1	11.2	8.5%	141.4	(1.7)	10.8	9.1	6.4%	(9.3)	(7)%	2.1	23%	210
Computer Products	56.0	11.0	—	11.0	19.6%	60.2	14.0	1.3	15.3	25.4%	(4.2)	(7)%	(4.3)	(28)%	(580)
Corporate	—	(4.9)	0.1	(4.8)		—	(6.6)	(0.1)	(6.7)		—		1.9
Total	$410.8	$18.2	$16.5	$34.7	8.4%	$467.2	$27.2	$18.0	$45.2	9.7%	$(56.4)	(12)%	$(10.5)	(23)%	(130)

Q4:
ACCO Brands Americas	N/A	N/A	N/A	N/A	N/A	$275.4	$31.1	$7.4	$38.5	14.0%	N/A	N/A	N/A	N/A	N/A
ACCO Brands International	N/A	N/A	N/A	N/A	N/A	160.9	6.9	9.9	16.8	10.4%	N/A	N/A	N/A	N/A	N/A
Computer Products	N/A	N/A	N/A	N/A	N/A	70.6	16.9	1.9	18.8	26.6%	N/A	N/A	N/A	N/A	N/A
Corporate	N/A	N/A	N/A	N/A	N/A	—	(7.6)	0.1	(7.5)		N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	$506.9	$47.3	$19.3	$66.6	13.1%	N/A	N/A	N/A	N/A	N/A

Full Year:
ACCO Brands Americas	N/A	N/A	N/A	N/A	N/A	$1,015.2	$77.8	$24.3	$102.1	10.1%	N/A	N/A	N/A	N/A	N/A
ACCO Brands International	N/A	N/A	N/A	N/A	N/A	586.7	13.7	27.6	41.3	7.0%	N/A	N/A	N/A	N/A	N/A
Computer Products	N/A	N/A	N/A	N/A	N/A	233.7	46.4	5.4	51.8	22.2%	N/A	N/A	N/A	N/A	N/A
Corporate	N/A	N/A	N/A	N/A	N/A	—	(30.1)	0.3	(29.8)		N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	$1,835.6	$107.8	$57.6	$165.4	9.0%	N/A	N/A	N/A	N/A	N/A

(A) Q1 2007, Q3 2007 and Full Year 2007 net sales are presented on an adjusted basis to exclude the impact of adjustments related to certain prior-period customer program costs.  The reconciliations by segment for each of these periods is as follows:

	Q1 2007 Sales			Q3 2007 Sales			Full Year 2007 Sales
	Reported	(A)	Adjusted	Reported	(A)	Adjusted	Reported	(A)	Adjusted
ACCO Brands Americas	$225.1	$1.5	$226.6	$266.4	$(0.8)	$265.6	$1,014.5	$0.7	$1,015.2
ACCO Brands International	146.3	—	146.3	141.4	—	141.4	586.7	—	586.7
Computer Products	49.4	0.2	49.6	60.3	(0.1)	60.2	233.6	0.1	233.7
Total	$420.8	$1.7	$422.5	$468.1	$(0.9)	$467.2	$1,834.8	$0.8	$1,835.6